EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 14, 2010,

between

COPART, INC.

and

BANK OF AMERICA, N.A.

-i-

(continued)

-ii-

(continued)

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(continued)

SCHEDULES

1.01	Existing Letters of Credit
2.06(b)	Term Loan Amortization
9.02	Notice Addresses and Accounts for Payment

EXHIBITS

Form of

A	Loan Notice
B-1	Revolving Note
B-2	Term Note
C	Financial Statement Certificate
D	Compliance Certificate
E	Guarantor Consent

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 14, 2010, by and between COPART, INC., a California corporation (the “Borrower”), and BANK OF AMERICA, N.A. (the “Lender”).

The Borrower and the Lender are parties to that certain Credit Agreement, dated as of March 6, 2008 (as amended prior to the date hereof, the “Existing Credit Agreement”).

The Borrower has requested that the Lender agree to amend and restate the Existing Credit Agreement, including in order to provide for the making of the Term Loan by the Lender to the Borrower and the extension of the maturity date related to certain Revolving Loans made under the Existing Credit Agreement.

The Lender has agreed to amend and restate the Existing Credit Agreement upon the terms and provisions and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which the Borrower or a Subsidiary is the surviving Person.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Credit Agreement.

“Alternative Currency” means Sterling and each other lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars as requested by the Borrower and approved by the Lender in its sole discretion.

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“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Commitment or $100,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitment.

“Amendment and Restatement” means the amendment and restatement of the Existing Credit Agreement pursuant to the terms and provisions of this Agreement.

“Annual Expenditure Limit” means with respect to each Limitation Period, an aggregate amount equal to the sum of (a) 80% of Consolidated EBITDA minus (b) Federal, state, local and foreign income taxes paid by the Borrower and its Subsidiaries minus (c) Consolidated Scheduled Debt Amortization, in each case (a), (b) and (c), for the most recent fiscal year for which a Compliance Certificate has been delivered by the Borrower pursuant to Section 6.02(a).

“Annual Restricted Payments” has the meaning specified in Section 7.06.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate +	Base Rate +
I	< 1.00:1.00	0.075%	1.50%	1.50%	0.25%
II	> 1.00:1.00 but ≤ 1.50:1.00	0.100%	1.75%	1.75%	0.50%
III	> 1.50:1.00	0.125%	2.00%	2.00%	0.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). The Applicable Rate in effect from the Restatement Date through the first Business Day immediately following the date of delivery of the Compliance Certificate in respect of the fiscal quarter of the Borrower ending on or about October 31, 2010 shall be determined based upon Pricing Level I.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

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“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, and (c) the Eurocurrency Rate plus 1.25%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s lending office with respect to Obligations denominated in Dollars is located and: (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or any Alternative Currency, any fundings, disbursements, settlements and payments in Dollars or any Alternative Currency in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars or any Alternative Currency to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market or other applicable interbank market for such currency; and (b) if applicable, any such day on which any clearing system for such currency is open for settlement of payment in such currency and/or the Lender’s lending office with respect to Obligations denominated in such currency is open for foreign exchange business.

“Cash Collateralize” has the meaning specified in Section 2.03(l).

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and such “person” or “group” holds more of such equity securities than are held in the aggregate by the Permitted Holders); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a

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member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the Revolving Commitment or the Term Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.08.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash charges or expenses related to equity plans or stock option awards in such period and (v) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period; provided, however, that solely for the purpose of the computations of the Consolidated Net Leverage Ratio, the Consolidated Total Leverage Ratio, and the Consolidated Fixed Charge Coverage Ratio, if there has occurred an Acquisition during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Borrower, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act (provided that any SEC rules that would require audited financial statements shall not be applicable if audited financial statements are not available for the target of the acquisition), as if such Acquisition occurred on the first day of the applicable period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended minus cash taxes paid by the Borrower and its consolidated Subsidiaries during such period to (b) Consolidated Interest Charges for such period plus Consolidated Scheduled Debt Amortization for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, (a) all Indebtedness of the types specified in clauses (a), (d), (e) and (f) of the definition of Indebtedness; and (b) all Guarantees in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Charges” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, all interest expense during such period determined in accordance with GAAP.

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“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, (a) Consolidated Funded Indebtedness as of such date minus (b) the aggregate amount of all cash and cash equivalents and short-term investments (as would be shown on the Borrower’s balance sheet in accordance with GAAP) in excess of $50,000,000 held by the Borrower and its consolidated Subsidiaries as of such date.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Consolidated Revenue” means, for any period, revenue of the Borrower and its Subsidiaries on a consolidated basis, for such period.

“Consolidated Scheduled Debt Amortization” means, for any period, the aggregate principal amount of all regularly scheduled principal payments of Indebtedness made by the Borrower and its Subsidiaries during such period (excluding principal payments in respect of any revolving loans under any revolving credit facility but including any principal payments in respect of the Term Loan required hereunder) determined on a consolidated basis.

“Consolidated Total Assets” means total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of (a) a borrowing of a Loan and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the

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interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Material Subsidiary” means any Domestic Subsidiary of the Borrower (a) with assets (exclusive of goodwill) the net book value of which (measured as of the end of the Borrower’s most recently ended fiscal year) is in excess of 1% of Consolidated Total Assets, measured as of the last day of the Borrower’s most recent fiscal year for which financial statements are available, or (b) that had revenues (for the Borrower’s most recent fiscal year) in excess of 1.5% of Consolidated Revenue for the Borrower’s most recent fiscal year for which financial statements are available. Such determinations shall be made with respect to the Domestic Subsidiaries at the time that the annual financial statements for the Borrower and its Subsidiaries are delivered pursuant to Section 6.01(a); provided, however, that if a Person becomes a Subsidiary pursuant to or in connection with an Acquisition, then such determination shall be made as of the date of such Acquisition, based on the financial statements of such Person for its most recent quarter end (or for the four most recent quarters, as applicable) for which financial statements are available (which may be unaudited).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to

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such Interest Period, or (ii) if such rate is not available at such time for any reason, then the rate per annum determined by the Lender to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch (or other branch or Affiliate of the Lender) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Lender’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans which are Revolving Loans may be denominated in Dollars or in an Alternative Currency. Eurocurrency Rate Loans comprising the Term Loan may be denominated only in Dollars. All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Letters of Credit” means the standby letters of credit, if any, listed on Schedule 1.01.

“Excluded Subsidiary” means any Subsidiary that is not a Guarantor.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by the Lender.

“Financial Statement Certificate” means a certificate substantially in the form of Exhibit C.

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“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Consent” means a Consent and Agreement of Guarantors in substantially the form set forth in Exhibit E.

“Guarantors” means, collectively, each Domestic Material Subsidiary listed in Schedule 5.12 to the Restated Disclosure Letter and each other Domestic Material Subsidiary which becomes and remains a Guarantor hereunder pursuant to Section 6.12.

“Guaranty” means the Guaranty, dated as of March 6, 2008, made by the Guarantors party thereto in favor of the Lender.

“Guaranty Accession” means the Accession Agreement, substantially in the form of Annex 1 to the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas,

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infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds (other than surety bonds), debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contracts; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) leases that are required to be shown as capital leases in accordance with GAAP; and (g) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, or three or six months thereafter, as selected by the Borrower in its related Loan Notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) no Interest Period for the Term Loan shall extend beyond the Term Loan Maturity Date and no Interest Period for any Revolving Loan shall extend beyond the Revolving Maturity Date; and (d) the Borrower may select Interest Periods with respect to the Term Loan which commence before and end after a principal payment date only to the extent that the Base Rate Loans to be outstanding on such principal payment date and the Eurocurrency Rate Loans with Interest Periods ending on or

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before such principal payment date are at least equal in principal amount to the required principal payment on such principal payment date.

“Investment” means, as to any Person (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Documents” means, with respect to any Letter of Credit, the Letter of Credit Application (or analogous document related to any Existing Letter of Credit), and any other document, agreement and instrument entered into by the Lender and the Borrower or in favor of the Lender and relating to such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under any outstanding Letters of Credit.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include any Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Fee” has the meaning specified in Section 2.08.

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“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limitation Period” means any applicable period beginning on the date of delivery of a Compliance Certificate delivered in connection with the annual audited financial statements of the Borrower indicating that the Annual Expenditure Limit will be in effect and ending on the date of delivery of the next Compliance Certificate delivered in connection with the annual audited financial statements of the Borrower.

“Loan” means an extension of credit by the Lender to the Borrower under Section 2.01 and includes a Revolving Loan and the Term Loan.

“Loan Documents” means this Agreement, any Note, the Guaranty, each of the L/C Documents and any other certificates or agreements executed by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document.

“Loan Notice” means a notice of (a) a borrowing of a Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of a Eurocurrency Rate Loan as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined by the Lender in accordance with its usual and customary practices to be (to the extent applicable) the addition to the interest rate hereunder required by the Lender to compensate it for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or (b) the requirements of the European Central Bank. Any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto. The Lender will, at the request of the Borrower, deliver to the Borrower a statement setting forth the calculation of any Mandatory Cost.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

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“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date.

“New Guarantor Accession Agreements” means, collectively, (a) the Guaranty Accession, dated as of the Restatement Date, executed and delivered by Copart-Dallas, Inc., a California corporation, in favor of the Lender, (b) the Guaranty Accession, dated as of the Restatement Date, executed and delivered by Copart-Houston, Inc., a California corporation, in favor of the Lender, (c) the Guaranty Accession, dated as of the Restatement Date, executed and delivered by Copart of Florida, Inc., a Florida corporation, in favor of the Lender, (d) the Guaranty Accession, dated as of the Restatement Date, executed and delivered by Copart of Kansas, Inc., a Kansas corporation, in favor of the Lender, and (e) the Guaranty Accession, dated as of the Restatement Date, executed and delivered by VB2, Inc., a Delaware corporation, in favor of the Lender.

“New Guarantors” means, collectively, (a) Copart-Dallas, Inc., a California corporation, (b) Copart-Houston, Inc., a California corporation, (c) Copart of Florida, Inc., a Florida corporation, (d) Copart of Kansas, Inc., a Kansas corporation, and (e) VB2, Inc., a Delaware corporation.

“Note” means a Revolving Note or a Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (a) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loan occurring on such date, (b) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawings under any Letters of Credit.

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“Participant” has the meaning specified in Section 9.07(d).

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) the assets, Person, division or line of business to be acquired shall be (i) in the same or a related line of business as that conducted by the Borrower and its Subsidiaries on the date hereof or (ii) in a business that is ancillary and in furtherance of the line of business as that conducted by the Borrower and its Subsidiaries on the date hereof, (b) all transactions related to such Acquisition shall be consummated in all material respects in accordance with applicable Law, (c) no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect; (d) such Acquisition may not be an Unfriendly Acquisition, (e) if the aggregate cash and non-cash consideration paid in connection with such Acquisition shall be equal to or greater than 3% of Consolidated Total Assets (measured as of the last day of the Borrower’s most recent fiscal year end for which financial statements are available), the Borrower shall have given the Lender at least 20 Business Days’ prior written notice of such Acquisition prior to closing such Acquisition, (f) after giving effect to such Acquisition, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 on a pro forma basis as of the last day of the fiscal quarter most recently ended, and, if the aggregate cash and non-cash consideration paid in connection with such Acquisition shall be equal to or greater than $50,000,000, the Borrower shall have delivered to the Lender a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial computations evidencing such compliance and a copy of any executed purchase agreement or similar agreement with respect to such Acquisition, (g) immediately prior to, and after giving effect to, such Acquisition, no Default shall have occurred and be continuing or would result therefrom, and (h) all actions required to be taken under Section 6.12 with respect to any acquired or newly formed Domestic Subsidiary in connection with such Acquisition, shall have been or will be taken in accordance therewith.

“Permitted Holders” means Willis J. Johnson, Barry Rosenstein, JANA Partners LLC and Thomas W. Smith and their Affiliates.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

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“Restatement Date” means the date on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived by the Lender.

“Restated Disclosure Letter” means that certain letter, dated as of the Restatement Date, containing certain schedules, delivered by the Loan Parties to the Lender pursuant to Section 4.01(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest; provided that a debt security convertible into capital stock or any other equity interest shall not be deemed an option, warrant or other right to acquire any such capital stock or other equity interest.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Lender shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Lender shall require.

“Revolving Availability Period” means the period from and including the Restatement Date to the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitment.

“Revolving Commitment” means the obligation of the Lender to make Revolving Loans and issue Letters of Credit hereunder in an aggregate principal amount at any one time not to exceed the Dollar Equivalent of $100,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Maturity Date” means December 14, 2015.

“Revolving Note” means a promissory note made by the Borrower in favor of the Lender evidencing Revolving Loans made by the Lender, substantially in the form of Exhibit B-1.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

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“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (ii) the Person is able to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (iii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by such Person acting in good faith).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate quoted by the Lender as the spot rate for the purchase by it of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Lender may obtain such spot rate from another comparable financial institution designated by the Lender if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means indebtedness of the Borrower and its Subsidiaries which is incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor

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transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Taxes” has the meaning specified in Section 3.01.

“Term Commitment” means the obligation of the Lender to make the Term Loan hereunder on any Business Day occurring during the Term Loan Availability Period in an aggregate principal amount not to exceed $400,000,000.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Availability Period” means the period commencing on the Restatement Date and ending on the earliest to occur of (a) the date occurring 45 days after the Restatement Date and (b) the date on which the commitment of the Lender to make the Term Loan is terminated pursuant to Section 8.02.

“Term Maturity Date” means December 14, 2015.

“Term Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Term Loan made by the Lender pursuant to Section 2.01(b), substantially in the form of Exhibit B-2.

“Test Period” means any period of four consecutive fiscal quarters of the Borrower.

“Threshold Amount” means $25,000,000.

“Total Revolving Outstandings” has the meaning specified in Section 2.04(b).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfriendly Acquisition” means any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved or recommended by the board

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of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any Acquisition of a non-U.S. Person, an otherwise friendly Acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly Acquisition.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned Subsidiary” means, as to any Person at any time, (a) any corporation 100% of whose capital stock (other than directors qualifying shares or local ownership requirements) is at such time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, and (b) any partnership, association, joint venture, or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)               (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears. (iii) The term “including” is by way of example and not limitation. (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03          Accounting Terms. (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis.

(b)               If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a

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reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04          Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.07          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08          Exchange Rates; Currency Equivalents; Change of Currency. (a)  The Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Loans and Outstanding Amounts denominated in a currency other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by any Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b)               Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but the borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Lender.

(c)                Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect

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a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01          Loans.

(a)  Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (together with any Loans outstanding under the Existing Credit Agreement as of the Restatement Date, each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any borrowing under this Section 2.01(a), (i) the Outstanding Amount of all Revolving Loans, plus the Outstanding Amount of all L/C Obligations, shall not exceed the Revolving Commitment, and (ii)  the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01(a). A Revolving Loan may be a Base Rate Loan or a Eurocurrency Rate Loan, as further provided herein. All Loans outstanding under the Existing Credit Agreement as of the Restatement Date shall be deemed to be Revolving Loans outstanding hereunder as of the Restatement Date, and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof.

(b) Subject to the terms and conditions set forth herein (including those specified in Sections 2.01(c), 4.01 and 4.02), the Lender agrees to make a single term loan (the “Term Loan”) to the Borrower in Dollars on any Business Day occurring during the Term Loan Availability Period in an amount not to exceed the Term Commitment. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. The Term Loan may be a Base Rate Loan or a Eurocurrency Rate Loan, as further provided herein. From and after the earlier to occur of (i) date on which the Lender makes the Term Loan to the Borrower hereunder and (ii) the date occurring 46 days after the Restatement Date, the Term Commitment shall terminate and be deemed to be zero Dollars for all purposes hereunder.

(c) In addition to the satisfaction of the applicable conditions set forth herein (including in Sections 4.01 and  4.02), the obligation of the Lender to make the Term Loan shall be conditioned upon its receipt of a completed Compliance Certificate executed by the Borrower and demonstrating the Borrower’s compliance with the financial covenants set forth in Section 7.11 on a pro forma basis (after giving effect to the making of the Term Loan hereunder) as of the last day of the fiscal quarter of the Borrower most recently ended.

2.02          Borrowings, Conversions and Continuations of Loans. (a) Each borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Eurocurrency Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or

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continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any borrowing of a Base Rate Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of the Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of, conversion to or continuation of a Eurocurrency Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing, a conversion of a Loan from one Type to the other, or a continuation of a Eurocurrency Rate Loan, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, (v) if applicable, the applicable Alternative Currency in which such Loan is to be denominated, (vi) whether a Revolving Loan or the Term Loan is requested, and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a currency in a Loan Notice requesting a borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)               Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01 and, if a borrowing is the Credit Extension of the Term Loan, Sections 2.01(c) and 4.01), the Lender shall make the proceeds of each Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c)                Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without

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the consent of the Lender, and the Lender may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)               The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for a Eurocurrency Rate Loan upon determination of such interest rate. The determination of the Eurocurrency Rate by the Lender shall be conclusive in the absence of manifest error. At any time that a Base Rate Loan is outstanding, the Lender shall notify the Borrower of any change in the Base Rate promptly following the public announcement of such change.

(e)                After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

2.03          Letters of Credit.

(a)                Subject to the terms and conditions set forth herein, the Lender agrees from time to time on any Business Day during the period from the Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower denominated in Dollars or in one or more Alternative Currencies, to amend or extend Letters of Credit previously issued by it, and to honor drawings under Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (i) the aggregate Outstanding Amount of the Revolving Loans, plus the Outstanding Amount of all L/C Obligations, shall not exceed the Revolving Commitment, (ii) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (iii) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof.

(b)               Letters of Credit may include a provision providing that the maturity date thereof will be automatically extended each year for an additional year unless the Lender gives written notice to the contrary.

(c)                The issuance of any Letter of Credit, and any amendment to, or extension of, a Letter of Credit, shall be subject to the Lender’s written approval, and shall be in form and content reasonably satisfactory to the Lender and in favor of a beneficiary reasonably acceptable to the Lender. Without limiting the foregoing, the Lender shall not be under any obligation to issue any Letter of Credit if (i) the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally; (ii) except as otherwise agreed by the Lender, such Letter of Credit is in an initial stated amount less than $100,000; (iii) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; (iv) the expiry date of such Letter of Credit would occur after the Letter of Credit Expiration Date; (v) subject to subsection (b), the expiry date of such Letter of Credit would occur more

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than twelve months after the date of issuance or last extension; or (vi) the Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency. The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(d)               Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two Business Days (or such later date and time as the Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may require. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as the Lender may require.

(e)                Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(f)                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Lender in such Alternative Currency, unless (A) the Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day after the date of any payment by the Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the first Business Day after the date of any payment by the Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing and in the applicable currency.

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(g)                Any sum drawn under a Letter of Credit may, at the option of the Lender, be deemed to be a Revolving Loan under this Agreement on the Business Day after the Honor Date. In such event, the Borrower shall be deemed to have requested a Revolving Loan that is a Base Rate Loan in an amount equal to the unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). If such unreimbursed drawing is denominated in an Alternative Currency, it shall be redenominated into Dollars on such borrowing date in the amount of the Dollar Equivalent thereof. Such Base Rate Loan will bear interest and be due as described elsewhere in this Agreement.

(h)                If the Borrower fails to so reimburse the Lender by such time specified above on the Business Day after the Honor Date and any amount of the unreimbursed drawing is not refinanced by a Revolving Loan that is a Base Rate Loan hereunder, the amount of the unreimbursed drawing shall be due and payable on demand made by the Lender to the Borrower (together with interest) and shall bear interest (after as well as before judgment) at the Default Rate. If such unreimbursed drawing is denominated in an Alternative Currency, it shall be redenominated into Dollars on such Business Day in the amount of the Dollar Equivalent thereof.

(i)                  The obligation of the Borrower to reimburse the Lender for each drawing under any Letter of Credit issued for the account of the Borrower shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary thereof may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

(j)                 The Borrower shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto that is delivered to it and, in the event of any claim of

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noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(k)               The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of the other Indemnitees nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Subsection (i); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(l)                  In addition to any requirement in the L/C Documents with respect to Cash Collateral for the L/C Obligations, if the Lender notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds by $50,000 or more the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. The Lender may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

(m)              Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(n)                In the event of any conflict between the terms hereof and the terms of any L/C Document, the terms hereof shall control.

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2.04          Prepayments.

(a)                The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (a) such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (ii) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the date of prepayment of a Base Rate Loan; (b) any prepayment of a Eurocurrency Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the Loan to be prepaid, the date and amount of such prepayment and the Type(s) of Loan(s) to be prepaid. Partial prepayments of the Term Loan shall be applied to reduce each remaining installment of principal thereof on a pro rata basis. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b)               (i) If the Lender notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans and L/C Obligations (the “Total Revolving Outstandings”) at such time exceeds by $50,000 or more the Revolving Commitment then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Revolving Commitment then in effect; provided, however, that, subject to the provisions of Section 2.03(l), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Revolving Commitment then in effect. The Lender may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. (ii) If the Lender notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds by $50,000 or more the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.05          Termination or Reduction of Commitments.

(a)                During the Revolving Availability Period, the Borrower may, upon notice to the Lender, terminate the Revolving Commitment, or from time to time permanently reduce the Revolving Commitment; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the

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Outstanding Amount of Revolving Loans would exceed the Revolving Commitment. If, after giving effect to any reduction of the Revolving Commitment, the Alternative Currency Sublimit or the Letter of Credit Sublimit exceeds the amount of the Revolving Commitment, such Sublimit shall be automatically reduced by the amount of such excess. Except as required by the Lender, the amount of any such Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower.

(b)               All Commitment Fees accrued until the effective date of any termination or reduction of the Revolving Commitment shall be paid on the effective date of such termination or reduction.

(c)               Any portion of the Term Commitment not utilized by the Borrower during the Term Loan Availability Period pursuant to a single draw of the Term Loan shall automatically terminate.

2.06          Repayment of Loans.

(a)               The Borrower shall repay to the Lender on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)               The Borrower shall repay to the Lender the principal amount of the Term Loan in installments in the amounts and on the dates set forth on Schedule 2.06(b), with a final installment to be due and payable on the Term Maturity Date and in the amount necessary to repay in full the unpaid principal balance of the Term Loan outstanding on such date. If the amount of the Term Loan requested by the Borrower is less than the full amount of the Term Commitment, the amounts of the installments set forth on Schedule 2.06(b) shall be deemed to be reduced proportionately.

2.07          Interest.

(a)               Subject to the provisions of subsection (b), (i) during such periods as any Loan shall constitute a Eurocurrency Rate Loan, such Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus, if applicable, the Mandatory Cost; and (ii) during such periods as any Revolving Loan shall constitute a Base Rate Loan, such Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)               If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

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(c)                The Borrower shall pay to the Lender interest on each Loan in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08          Fees. (a)  Commitment Fee. The Borrower shall pay to the Lender, in Dollars, a commitment fee (the “Commitment Fee”) in an amount equal to the sum of (a) an amount equal to the Applicable Rate multiplied by the Dollar Equivalent of the actual daily amount by which the Revolving Commitment exceeds the Outstanding Amount of Revolving Loans and L/C Obligations for the preceding quarterly period plus (b) as applicable and in respect of each day during the Term Loan Availability Period occurring prior to the date on which the Lender makes the Term Loan to the Borrower, an amount equal to 0.075%, per annum, multiplied by the amount of the Term Commitment. The Commitment Fee shall accrue at all times during the Revolving Availability Period and/or Term Loan Availability Period, as applicable, including at any time during which any condition in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Date, and on the Revolving Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount by which the Revolving Commitment exceeds the Outstanding Amount of Revolving Loans and L/C Obligations shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)               Upfront Fee. The Borrower shall pay to the Lender on or prior to the Restatement Date an upfront fee in an amount equal to 0.50% multiplied by the amount of the Term Commitment. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)                Letter of Credit Fee. The Borrower shall pay to the Lender, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate multiplied by the Dollar Equivalent of the daily amount available to be drawn under each outstanding Letter of Credit. Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and if there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Lender, while any Event of Default exists, all Letter of Credit Fees shall accrue at a rate equal to the Applicable Rate plus 2.0% per annum.

(d)               Other Fees. The Borrower shall pay to the Lender, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard fees, costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.09          Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be

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made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10          Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Revolving Note or a Term Note, as applicable, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to any such Notes and endorse thereon the date, Type, amount and maturity of each Loan and payments with respect thereto.

2.11          Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Revolving Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Lender to its account designated therefor on Schedule 9.02 (or to such other account as the Lender may from time to time notify the Borrower) in Dollars and in Same Day Funds not later than noon on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Revolving Loans denominated in an Alternative Currency shall be made to the Lender to its account designated therefor on Schedule 9.02 (or to such other account as the Lender may from time to time notify the Borrower) in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Lender on the dates specified herein. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the Lender (i) after noon, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Lender in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)               If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(c)                Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes. (a) Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding any such amounts imposed on or measured by the Lender’s overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender documents reasonably satisfactory to the Lender evidencing payment thereof.

(b)               In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)               The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

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(e)                The Lender agrees promptly to deliver to the Borrower, as the Borrower shall reasonably request, in a timely fashion after the Restatement Date, such documents and forms required by any relevant taxing authorities under the Laws of any non-U.S. jurisdiction, duly executed and completed by the Lender, as are required under such Laws to confirm the Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to the Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in such other jurisdiction. The Lender shall promptly (i) notify the Borrower of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to the Lender. Additionally, the Borrower shall promptly deliver to the Lender, as the Lender shall reasonably request, in a timely fashion after the Restatement Date, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by the Lender under such Laws in connection with any payment by the Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)                 If the Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay over such refund to the Borrower (but only to the extent of any such indemnity payments or additional amounts, as applicable, paid by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 3.01(f) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.02          Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or any Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurocurrency Rate component of the Base Rate, in each case until the Lender notifies the

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Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from the Lender, prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurocurrency Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurocurrency Rate component thereof until the Lender has determined that it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03          Inability to Determine Eurocurrency Rate. If the Lender determines that for any reason (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event the determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Eurocurrency Rate Loan in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in Dollar Equivalent of the amount specified therein.

3.04          Increased Cost and Reduced Return; Capital Adequacy. (a) If the Lender determines that the introduction of or any change in or in the interpretation of any Law, or the Lender’s compliance therewith, shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except (A) any reserve requirement contemplated by Section 3.06) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer; (ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to the Lender or the L/C Issuer in respect thereof (except for (A) Taxes or Other Taxes (as to which Section 3.01 shall govern), and (B) changes in the rate or basis of imposition of any amount excluded from the definition of Taxes pursuant to Section 3.01(a)); (iii) result in the failure of the Mandatory Cost,

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as calculated hereunder, to represent the cost to the Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or (iv) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by the Lender or any Letter of Credit; and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b)               If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

(c)                Any failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the introduction of, change in, change in the interpretation of, or change in the Lender’s compliance with, the Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the introduction of, change in, change in the interpretation of, or change in the Lender’s compliance with such Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05          Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or (c) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or

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from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurocurrency Rate Loan at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06          Reserves on Eurocurrency Rate Loans. The Borrower shall pay to the Lender: (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice. For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.06, the Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.07          Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods that are specified in reasonable detail.

3.08          Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01          Conditions to the Amendment and Restatement and the Extension of the Term Loan. The obligation of the Lender to enter into the Amendment and Restatement and make its extension of the Term Loan is subject to satisfaction of the following conditions precedent:

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(a)                The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Restatement Date (or, in the case of certificates of governmental officials, as of a recent date before the Restatement Date) and each in form and substance reasonably satisfactory to the Lender and its legal counsel:

(i)                  executed counterparts of this Agreement, the Restated Disclosure Letter, each New Guarantor Accession Agreement, and the Guarantor Consent sufficient in number for distribution to the Lender and the Borrower;

(ii)                a Term Note (if requested by the Lender) executed by the Borrower in favor of the Lender and a Revolving Note (if requested by the Lender) executed by the Borrower in favor of the Lender;

(iii)               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)              such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each such Loan Party is validly existing, in good standing and qualified to engage in business in its state of organization or formation and in each state in which such Loan Party’s principal offices are located;

(v)                a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi)              [reserved];

(vii)             a favorable opinion of legal counsel to the Borrower (which may be internal legal counsel), addressed to the Lender, as to the matters addressed in the opinion of legal counsel to the Borrower delivered to the Lender in connection with the closing of the Existing Credit Agreement;

(viii)           such board resolutions, officer’s certificates, and corporate and other documents as the Lender shall reasonably request in connection with the accession of the New Guarantors to the Guaranty pursuant to the New Guarantor Accession Agreements; and

(ix)              such other assurances, certificates, documents, or consents or opinions as the Lender reasonably may require.

(b)               (i) the aggregate Outstanding Amount of Total Revolving Outstandings outstanding under the Existing Credit Agreement immediately prior to the Restatement Date shall not exceed an amount equal to the Revolving Commitment hereunder, (ii) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations, in each case outstanding

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under the Existing Credit Agreement immediately prior to the Restatement Date and denominated in Alternative Currencies, shall not exceed an amount equal to the Dollar Equivalent of the Alternative Currency Sublimit hereunder, and (iii) the Outstanding Amount of the L/C Obligations outstanding under the Existing Credit Agreement immediately prior to the Restatement Date shall not exceed an amount equal to the Letter of Credit Sublimit hereunder.

(c)                The Borrower shall have paid all unpaid fees (including all Commitment Fees), costs, expenses and interest, in each case to the extent having accrued under the Existing Credit Agreement to the Restatement Date.

(d)               The Borrower shall have paid any fees (including the upfront fee specified in Section 2.08(b)) required to be paid on or prior to the Restatement Date.

(e)                The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Restatement Date, plus such additional amounts of Attorney Costs as shall constitute the Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings related to the Amendment and Restatement (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(f)                 The Restatement Date shall have occurred on or before December 15, 2010.

4.02          Conditions to all Credit Extensions and to the Amendment and Restatement. The obligation of the Lender to enter into the Amendment and Restatement and to make any Credit Extension (other than conversion or extension of a Loan or a continuation of a Eurocurrency Rate Loan) is subject to the following conditions precedent:

(a)                The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document (i) that are qualified by materiality shall be true and correct, and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the Restatement Date or the date of such Credit Extension, as the case may be, except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b)               no Default shall exist, or would result from such proposed Credit Extension or Amendment and Restatement, as the case may be;

(c)                the Lender shall have received a Loan Notice in accordance with the requirements hereof; and

(d)               in the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Lender would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Loan Notice (other than conversion or extension of a Loan or a continuation of a Eurocurrency Rate Loan) submitted by the Borrower shall be deemed to be a representation and

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warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01          Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (a) (with respect to good standing), (b)(i), (c) or (d), to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03          Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document.

5.04          Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.05          Financial Statements; No Material Adverse Effect. (a) The financial statements of the Borrower and its Subsidiaries which have been delivered to the Lender (i) present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of the date of such financial statements and for the applicable periods presented, and (ii) to the extent required by GAAP, show all material indebtedness and

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other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. (b) Since July 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. (c) All financial projections and forecasts delivered to the Lender pursuant hereto represent the Borrower’s best estimates and assumptions as to future performance, which the Borrower believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions.

5.06          Litigation. Except as specifically disclosed in Schedule 5.06 of the Restated Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07          No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08          Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09          Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10          Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11          Taxes. The Borrower and its Subsidiaries have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed

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tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12          Subsidiaries. As of the Restatement Date, the Borrower has (a) no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12 to the Restated Disclosure Letter and (b) has no equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.12 to the Restated Disclosure Letter. Part (a) of Schedule 5.12 to the Restated Disclosure Letter accurately sets forth as of the Restatement Date the status of each Subsidiary as a Domestic Subsidiary, a Domestic Material Subsidiary, and/or a Foreign Subsidiary, as applicable.

5.13          Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, in violation of applicable Laws. (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14          Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. When taken together with the Borrower’s filings with the Securities and Exchange Commission, no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15          Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including ERISA), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16          Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to

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the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17          Taxpayer Identification Number. The true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 9.02 to the Restated Disclosure Letter.

5.18          Solvency. Both before and after giving effect to the consummation of the Permitted Stock Repurchase, each Loan Party is, and upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warranty is made will be, Solvent.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any portion of the Revolving Commitment shall be in effect, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01          Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender: (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; and (b) as soon as available, but in any event within 45 days after the end of the first three fiscal quarters of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Any such quarterly financial statements shall be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Any such annual financial statements shall be audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be

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in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02          Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)                concurrently with the delivery of the financial statements referred to in Section 6.01, a duly completed Financial Statement Certificate and a duly completed Compliance Certificate, each signed by a Responsible Officer of the Borrower;

(b)               as soon as available and in any event not later than the date of delivery of the Borrower’s annual financial statements required to be delivered under Section 6.01, a list of Subsidiaries, including specification of any Domestic Subsidiaries, Domestic Material Subsidiaries and Foreign Subsidiaries, containing the information with respect thereto as is contemplated by Schedule 5.12 to the Restated Disclosure Letter;

(c)                as soon as available and in any event not later than October 31 of each calendar year, financial projections of the Borrower and its Subsidiaries for such calendar year;

(d)               promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Lender pursuant hereto;

(e)                promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f)                 promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; or (B) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Financial Statement Certificates and the Compliance Certificates required by

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Section 6.02(b) to the Lender (manually signed copies of which may be delivered electronically as pdf files).

6.03          Notices. Promptly notify the Lender: (a) of the occurrence of any Event of Default; (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; and (c) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, except where such change is a result of such Subsidiary being required to produce financial statements capable of being consolidated with those of the Borrower. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Taxes. Pay and discharge as the same shall become due and payable, all of its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05          Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in the case of the good standing, to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06          Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07          Maintenance of Insurance. Maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of

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such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08          Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09          Books and Records. (a) Maintain proper books of record and account sufficient to permit the preparation of consolidated financial statements in accordance with GAAP; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10          Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding the foregoing, so long as no Default shall have occurred and be continuing, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information or (b) the disclosure of which to the Lender is then prohibited by Law or any agreement binding on the Borrower or such Subsidiary for the purpose of concealing information from the Lender.

6.11          Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repurchase shares of the Borrower’s outstanding common stock within the limits specified in Section 7.06; (b) to finance capital expenditures in the ordinary course of the Borrower’s business; (c) to consummate Permitted Acquisitions, (d) for working capital purposes; and (e) for other general corporate purposes not in contravention of any Law or any Loan Document.

6.12          Additional Guarantors. Within thirty (30) days (or such longer period to which the Lender may agree in writing) after (a) the time that any Person becomes a Domestic Subsidiary as a result of the creation or formation of such Subsidiary, a Permitted Acquisition or otherwise (other than any Domestic Subsidiary which does not meet the definition of Domestic Material Subsidiary), or (b) the date of delivery of financial statements with respect to a fiscal quarter that would indicate that the status of any existing Domestic Subsidiary not party to the Guaranty shall have changed such that it meets the definition of Domestic Material Subsidiary, then unless such Domestic Subsidiary is merged into the Borrower or a Guarantor (with the Borrower or such Guarantor being the surviving Person) prior to the expiration of such thirty-day period (or such longer period to which the Lender may agree in writing), the Borrower shall (i) cause such Subsidiary to execute and deliver to the Lender a Guaranty Accession, and

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(ii)  provide the Lender such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Lender shall reasonably request, which shall be in form and substance reasonably satisfactory to the Lender.

6.13          Cooperation. Execute such further documents and take any other action reasonably requested by the Lender to carry out the purpose and intent of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any portion of the Revolving Commitment shall be in effect, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following: (a) Liens in favor of the Lender or any Affiliate thereof; (b) Liens existing on the date hereof and listed on Schedule 7.01 to the Restated Disclosure Letter and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b); (c) Liens for taxes, assessments or governmental charges or levies not yet due, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, including with respect to agreements providing for indemnification, adjustment of purchase price, earnest money or similar obligations in connection with any Acquisition or Disposition undertaken in compliance with the terms of this Agreement; (g) statutory, common law or contractual Liens of landlords, any interest of title of a lessor or sublessor or of a lessee or sublessee under any lease of real estate, and easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; (h) Liens securing Indebtedness permitted under Section 7.03(d) in respect of capital leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (along with assessions thereto, replacements thereof and proceeds (including insurance proceeds) thereof, and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition; (i) Liens on specific tangible assets (including real estate, but not including inventory and other current assets) acquired in any Permitted Acquisitions after the date of this

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Agreement; provided, however, that (i) such Liens existed at the time of such Permitted Acquisition and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any assets after the time of such Permitted Acquisition which were not covered immediately prior thereto, and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such Permitted Acquisition; (j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments; (k) Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of setoff and similar rights) with respect to deposit accounts or securities accounts; (l) Liens on insurance proceeds securing the payment of financed insurance premiums; (m) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted by Section 7.02 is issued; (n) any interest of title of a lessor under, and Liens evidenced by UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, operating leases; (o) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02; and (p) other Liens securing obligations not prohibited by this Agreement in an aggregate amount not exceeding at any time outstanding 2.5% of Consolidated Total Assets as of the end of the fiscal quarter most recently ended for which financial statements have been delivered.

7.02          Investments. Make any Investments, except: (a) Investments existing on the Restatement Date and listed on Schedule 7.02 to the Restated Disclosure Letter; (b) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term investments (as would be shown on the Borrower’s balance sheet in accordance with GAAP) and other Investments that are permitted under the Borrower’s investment policy as approved by the Lender from time to time; (c) advances made by the Borrower or any of its Subsidiaries in the ordinary course of such Person’s business to officers, directors and employees of the Borrower or any such Subsidiary for travel, entertainment, relocation and analogous ordinary business purposes; (d) Investments of the Borrower in any Wholly-Owned Subsidiary and Investments of any Wholly-Owned Subsidiary in the Borrower or in another Wholly-Owned Subsidiary; (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization of an account debtor; (f) Guarantees permitted by Section 7.03; (g) Acquisitions which constitute Permitted Acquisitions; (h) Investments arising under Swap Contracts permitted hereunder; (i) Investments consisting of pledges and deposits permitted by clauses (e) and (f) of Section 7.01; (j) Investments of any Person that becomes a Subsidiary after the Restatement Date, provided that (i) such Investments exist at the time such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such person becoming a Subsidiary; (k) Investments consisting of the non-cash consideration received by the Borrower or any Subsidiary in connection with any Disposition permitted hereunder; and (l) other Investments; provided that if at the time of any Permitted Acquisitions under clause (g) of this Section 7.02 or other Investments (“Other Investments”) under clause (l) of this Section 7.02 (and after giving effect thereto) the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 6.01 (as certified by the Borrower in the applicable Compliance Certificate delivered hereunder) is equal to or greater than 1.00:1.00, the aggregate

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amount of all cash consideration paid by the Borrower and its Subsidiaries in connection with all such Permitted Acquisitions made in the applicable Limitation Period and all Other Investments made in the applicable Limitation Period, together with the aggregate amount of all Capital Expenditures and Annual Restricted Payments made, declared or paid by the Borrower and its Subsidiaries during such Limitation Period, shall not exceed the Annual Expenditure Limit with respect to such Limitation Period, and provided further that if the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 6.01 (as certified by the Borrower in the applicable Compliance Certificate delivered hereunder) is less than 1.00:1.00, then the aggregate amount of all such consideration paid in connection with any Permitted Acquisitions and Other Investments during such Limitation Period, together with the aggregate amount of all Capital Expenditures and Annual Restricted Payments made, declared or paid by the Borrower and its Subsidiaries during such Limitation Period, may exceed the Annual Expenditure Limit for such Limitation Period.

7.03          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except: (a) Indebtedness under the Loan Documents; (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 to the Restated Disclosure Letter and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; (c) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Wholly-Owned Subsidiary; (d) Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $30,000,000; (e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; (f) Indebtedness in respect of Investments permitted under Section 7.02; (g) unsecured Subordinated Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; (h) Indebtedness consisting of letters of credit, bankers acceptances or similar instruments in an aggregate amount of $8,600,000 at any time outstanding (inclusive of any of the foregoing permitted by clause (b)); (i) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not exceeding 4% of Consolidated Total Assets as of the end of the fiscal quarter most recently ended for which financial statements have been delivered; and (j) other Indebtedness owing to the Lender and its Affiliates.

7.04          Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom: (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (A) when any

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Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person, and (B) when any Guarantor is merging with another Subsidiary, a Material Domestic Subsidiary shall be the continuing or surviving Person; (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the Subsidiary in such a transaction is a Wholly-Owned Subsidiary, then the Person thereafter owning the assets must either be the Borrower or a Wholly-Owned Subsidiary, and if the Subsidiary is a Guarantor, the Person thereafter owning the assets must either be the Borrower or a Guarantor; and (c) the Borrower or any of its Subsidiaries may enter into a transaction constituting an Investment permitted by Section 7.02.

7.05          Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except: (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory in the ordinary course of business; (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; (d) Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary and Dispositions by the Borrower to any Wholly-Owned Subsidiary; (e) Dispositions otherwise permitted by Sections 7.01, 7.02 and 7.04 and Dispositions in connection with a sale-leaseback transaction where the lease is an operating lease or is a capital lease permitted under Section 7.03(d); (f) non-exclusive licenses of IP Rights in the ordinary course of business and exclusive licenses of IP Rights so long as substantially all of the economic value of the IP Rights is not transferred by any such exclusive license; (g) any Involuntary Disposition; (h) the sale or disposition of Cash Equivalents for fair market value; (i) leases or subleases granted to others not interfering in any material respect with the business of Borrower and its Subsidiaries; (j) the disposition of accounts receivable in connection with the collection or compromise thereof; and (k) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) shall not exceed $125,000,000 during the term of this Agreement; provided, however, that any Disposition pursuant to clauses (a) through (k) (except for intercompany Dispositions permitted hereby) shall be for fair market value.

7.06          Restricted Payments. Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom: (a) each Subsidiary may make Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person; (c) the Borrower and each Subsidiary may make Restricted Payments with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; (d) the Borrower may make Restricted Payments in connection with employee benefit plans or in connection with the employment, termination or compensation of its employees, former employees, officers and directors in an aggregate amount not to exceed $5,000,000 in any fiscal

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year of the Borrower; (e) the Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholders rights plan; (f) the Borrower may repurchase fractional shares of its equity securities arising out of stock dividends, splits or combinations, business combinations or conversion of convertible securities; (g) the Borrower may make Restricted Payments in connection with the retention of equity interests in payment of withholding taxes in connection with equity-based compensation plans; and (h) if the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 6.01 (as certified by the Borrower in the applicable Compliance Certificate delivered hereunder) is equal to or greater than 1.00:1.00, the Borrower may make Restricted Payments (the “Annual Restricted Payments”) not exceeding, in the aggregate for all Annual Restricted Payments, Capital Expenditures, Permitted Acquisitions and Other Investments for the Borrower and its Subsidiaries made, declared or paid during the applicable Limitation Period, the Annual Expenditure Limit with respect to such Limitation Period, provided that, if the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 6.01 (as certified by the Borrower in the applicable Compliance Certificate delivered hereunder) is less than 1.00:1.00, then the Borrower may declare or make Annual Restricted Payments in such Limitation Period without regard to the Annual Expenditure Limit for such Limitation Period.

7.07          Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

7.08          Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of its Wholly-Owned Subsidiaries or between and among any Wholly-Owned Subsidiaries, (b) reasonable and customary indemnitees and fees paid to members of its board of directors (or equivalent governing body), and (c) reasonable compensation arrangements and benefit or equity incentive plans for officers and other employees entered into or maintained in the ordinary course of business and other extraordinary retention or bonus or similar arrangements approved by the board of directors of the Borrower.

7.09          Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)                limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that clauses (i) through (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) restrictions in any document or instrument governing any Lien permitted under Section 7.01, provided that any such restriction contained therein

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relates only to the asset or assets subject to such Lien, (C) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (D) contractual encumbrances existing on the Restatement Date or any document or instrument governing Indebtedness described in Schedule 7.03 to the Restated Disclosure Letter or any renewals, refinancings, exchanges, refundings or extensions thereof, (E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, (G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (I) customary net worth or similar provisions contained in real property leases entered into by any Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; or

(b)               requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except for (i) any Contractual Obligation of any Subsidiary in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such Contractual Obligation was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, and (ii) any such Contractual Obligation providing for the granting of a Lien that would be permitted under Section 7.01(p).

7.10          Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation U of the FRB.

7.11          Financial Covenants.

(a)                Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to be greater than 2.00:1:00.

(b)               Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, to be less than 2.00:1.00.

7.12          Capital Expenditures. Make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (i) normal replacements and maintenance which are properly charged to current operations, (ii) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (y) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, and (iii) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period) (“Capital Expenditures”) except that, if the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal year of the Borrower for which financial statements have been delivered pursuant to

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Section 6.01 (as certified by the Borrower in the applicable Compliance Certificate delivered hereunder) is equal to or greater than 1.00:1.00, then Capital Expenditures during the applicable Limitation Period shall be limited to an amount not exceeding, in the aggregate for all Capital Expenditures, Permitted Acquisitions, Other Investments and Annual Restricted Payments for the Borrower and its Subsidiaries made, declared or paid during such Limitation Period, the Annual Expenditure Limit with respect to such Limitation Period; provided that if the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 6.01 (as certified by the Borrower in the applicable Compliance Certificate delivered hereunder) is less than 1.00:1.00, then the Borrower and its Subsidiaries may make Capital Expenditures in such Limitation Period without regard to the Annual Expenditure Limit for such Limitation Period.

7.13          Loan Parties’ Consolidated Total Assets and Consolidated EBITDA. Notwithstanding anything to the contrary set forth in this Agreement (including Sections 7.02, 7.03, 7.04 and 7.05), (a) permit the Borrower and the Guarantors collectively at any time to own less than 65% of Consolidated Total Assets, determined as of the last day of the most recent fiscal quarter of the Borrower for which financial statements are available, and (b) permit that percentage of Consolidated EBITDA attributable to the Borrower and the Guarantors to be less than 70% of Consolidated EBITDA, determined as of the last day of the most recent fiscal quarter of the Borrower for which financial statements are available and with reference to the four consecutive fiscal quarter period then ended, in each case (a) and (b), including as a result of any Acquisitions of Excluded Subsidiaries, Investments in Excluded Subsidiaries or Dispositions to Excluded Subsidiaries.

7.14          Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year, except a change by a Subsidiary to conform to the fiscal year of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01          Events of Default. Any of the following shall constitute an Event of Default:

(a)                Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, or in any L/C Document, any amount of principal of any Loan or any L/C Obligation, and in the currency required hereunder, or (ii) within three days after the same becomes due, any interest on any Loan, or any Commitment Fee, Letter of Credit Fee or other fee due hereunder, or (iii) within three days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)               Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, or Article VII; or

(c)                Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

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(d)               Representations and Warranties. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (excluding the conversion of any convertible debt security) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                 Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 45 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or

(g)                Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold

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Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor at any time from and after (but not prior to) the date occurring 30 days after the date of such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                  Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(j)                 Change of Control. There occurs any Change of Control with respect to the Borrower.

8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions: (a) declare the Revolving Commitment to be terminated, whereupon the Revolving Commitment shall be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; (c) require that the Borrower Cash Collateralize the L/C Obligations as contemplated by the L/C Documents; and (d) exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Revolving Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03          Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX

MISCELLANEOUS

9.01          Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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9.02          Notices and Other Communications; Facsimile Copies.

(a)                General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c)) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c)), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)               Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)                Electronic Mail. Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)               Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

9.03          No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate

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as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04          Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Lender for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs and all out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred in any arbitration proceeding and during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

9.05          Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Revolving Commitment, the Term Commitment, any Loan, any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any liability under any Environmental Laws related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the

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negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Date). All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.06          Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07          Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

(c)                The Lender may at any time assign to any other Person all of its rights and obligations under this Agreement (including all or any portion of the Revolving Commitment and all or any portion of the Revolving Loans and the Term Loan at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee; provided that the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default exists at the time of such assignment, or (ii) such assignment is to an Affiliate of the Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code. From and after the effective date specified in such documentation, the assignee shall be a party to this Agreement and shall have the rights and obligations of the Lender under this Agreement, and the Lender shall be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 3.06, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or

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appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(d)               The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

(e)                A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, including its specific consent to the application of Sections 3.01 and 3.04. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

9.08          Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied

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with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09          Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10          Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including Attorney Costs) due and payable to the Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Lender to debit any deposit account of the Borrower with the Lender in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in Lender’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

9.11          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.12          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13          Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights

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or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.14          Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Letter of Credit shall remain outstanding or any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.15          Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16          Governing Law; Arbitration; Waiver of Jury Trial. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of California.

(b)               The following provisions of this Section concern the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any other Loan Document (collectively a “Claim”) and are a material inducement for the parties entering into this Agreement. For the purposes of this Section 9.16 only, the term “parties” shall include any parent corporation, subsidiary or other Affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(c)                At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of the State of California.

(d)               Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Lender may designate another independent and neutral arbitration organization with similar procedures to serve as the provider of arbitration.

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(e)                The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for the obligations owing under the Loan Documents is located or if there is no such collateral, in the State of California. All Claims shall be determined by one arbitrator; provided, however, that if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(f)                 The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as provided in subsection (i). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(g)                To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(h)                The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Lender secured by real property. In this case, all of the parties to this Agreement must consent to submission of the Claim to arbitration.

(i)                  Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including orders pertaining to class certification, to the same extent permitted in a court of law.

(j)                 This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against

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any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(k)               The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(l)                  Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim. Regardless of anything else in this Paragraph 6(l), the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(m)              By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit the foregoing provisions of this Section 9.16, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.17          USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

9.18          Time of the Essence. Time is of the essence of the Loan Documents.

9.19          Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other

59

than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

9.20          Amendment and Restatement.

(a)               This Agreement is intended to amend, restate and supersede the Existing Credit Agreement, without novation, with the Commitments set forth herein.

(b)               The Borrower hereby ratifies, affirms and acknowledges all of its Obligations in respect of the Existing Credit Agreement, as amended and restated hereby, and the related documents and agreements delivered by it thereunder, including all Existing Letters of Credit.

(c)               The Revolving Note made by the Borrower in favor of the Lender under the Existing Credit Agreement will be deemed cancelled upon the occurrence of the Restatement Date and the issuance of a replacement Revolving Note hereunder required pursuant to Section 4.01(a)(ii).

(d)               All references in the other Loan Documents to the Existing Credit Agreement shall mean and be references to this Agreement.

(e)               The Lender hereby waives any Default or Event of Default that may have existed under Section 8.01(b) of the Existing Credit Agreement immediately prior to the Restatement Date solely as a result of any failure by the Borrower to have caused one or more of the New Guarantors to have become a Guarantor in accordance with the terms and conditions specified in Section 6.12 of the Existing Credit Agreement.

(f)               The Borrower acknowledges and agrees that neither the execution nor the delivery by the Lender of this Agreement, nor the provision by the Lender of the waiver contemplated by Section 9.20(e), shall (i) be deemed to create a course of dealing or otherwise obligate the Lender to execute similar amendments or waivers under the same or similar circumstances in the future or (ii) be deemed to create any implied waiver of any right or remedy of the Lender with respect to any term or provision of any Loan Document (including any term or provision relating to the occurrence of a Material Adverse Effect).

[Remainder of page intentionally left blank; signature page follows]

60

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COPART, INC., as the Borrower

By: /s/ Paul A. Styer

Name: Paul A. Styer

Title: Senior Vice President, General Counsel and Secretary

Signature Page 1 to Credit Agreement

BANK OF AMERICA, N.A., as the Lender

By: /s/ Ronald J. Drobny

Name: Ronald J. Drobny

Title: Senior Vice President

Signature Page 2 to Credit Agreement

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

None.

Schedule 1.01 1

SCHEDULE 2.06(b)

TERM LOAN AMORTIZATION

Date of Term Loan Installment Payment	Amount of Term Loan Installment Payment

March 31, 2011	$12,500,000
June 30, 2011	$12,500,000
September 30, 2011	$12,500,000
December 31, 2011	$12,500,000
March 31, 2012	$12,500,000
June 30, 2012	$12,500,000
September 30, 2012	$12,500,000
December 31, 2012	$12,500,000
March 31, 2013	$12,500,000
June 30, 2013	$12,500,000
September 30, 2013	$12,500,000
December 31, 2013	$12,500,000
March 31, 2014	$12,500,000
June 30, 2014	$12,500,000
September 30, 2014	$12,500,000
December 31, 2014	$12,500,000
March 31, 2015	$12,500,000
June 30, 2015	$12,500,000
September 30, 2015	$12,500,000
Term Maturity Date	Outstanding Amount of the Term Loan
Schedule 2.06(b) 1

SCHEDULE 9.02

NOTICE ADDRESSES AND ACCOUNT FOR PAYMENT

BORROWER:

COPART, INC.

4665 Business Center Drive

Fairfield CA, 94534

Attention:	William E. Franklin
Telephone:	[*]
Telecopier:	[*]
Email:	[*]
Website:	www.copart.com

U.S. Taxpayer Identification Number: 94-286-7490

LENDER:

For payments and requests for Credit Extensions:

BANK OF AMERICA, N.A.

Credit Services

Mailcode: CA4-702-02-25

2001 Clayton Road

Concord, CA 94520

Attn:	Kristine Kelleher
Telephone:	[*]
Facsimile:	[*]
Email:	[*]

Account No (for Dollars):

Bank of America NA

ABA 026009593

Acct: [*]

Ref: Copart, Inc.

Attn: Kristine Kelleher

Account No. (for Sterling):

Bank of America London

Swift Address: BOFAGB22

Acct: [*]

Ref: Copart, Inc.

Attn: Grand Cayman Unit 1207

[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

Payment instructions for each other Alternative Currency (if any): to be supplied upon approval of such Alternative Currency

For notices (other than Requests for Credit Extensions):

BANK OF AMERICA, N.A.

Bay Area Strategies-Commercial Banking

315 Montgomery Street, 13th Floor

San Francisco, CA 94104-1866

Mail Code:	CA5-704-13-11
Attn:	Ronald Drobny
Telephone:	[*]
Facsimile:	[*]
Email:	[*]

For notices/communications with respect to Letters of Credit:

BANK OF AMERICA, N.A.

Trade Operations

CA9-70507-05

1000 W. Temple St., Floor 7

Los Angeles, CA 90012-1514

Attn:	Sandra Leon
Telephone:	[*]
Facsimile:	[*]
Email:	[*]

[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

Schedule 9.02 1

EXHIBIT A

FORM OF LOAN NOTICE

Date: ________________, _____

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 14, 2010 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between Copart, Inc., a California corporation (the “Borrower”), and Bank of America, N.A.

The undersigned hereby requests (select one):

5 A borrowing of a Loan	5 A conversion or continuation of a Loan

1. Which shall be a [Revolving Loan][Term Loan].

2. On ____________________________ (a Business Day).

3. In the amount of _____________________.

4. Comprised of ___________________________

 [Type of Loan requested]

5. For a Eurocurrency Rate Loan: with an Interest Period of _________ months.

6. In the following currency: _____________________.

COPART, INC.

By:

Name:

Title:

A-1 Form of Loan Notice

EXHIBIT B-1

FORM OF REVOLVING NOTE

December 14, 2010

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”), on the Revolving Maturity Date (as defined in the Agreement referred to below) the principal amount of each Revolving Loan (as defined in such Agreement) which is due and payable by the Borrower to the Lender on the Revolving Maturity Date under that certain Credit Agreement, dated as of December 14, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of each such Revolving Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Lender in the currency in which such Revolving Loan was denominated and in Same Day Funds to the Lender’s account specified in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is the “Revolving Note” referred to in the Agreement and is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Revolving Note is also entitled to the benefits of any Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of the Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

COPART, INC., as the Borrower

By:

Name:

Title:

B-1-1 Form of Revolving Note

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-1-2 Form of Revolving Note

EXHIBIT B-2

FORM OF TERM NOTE

$400,000,000	December 14, 2010

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”), the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) in installments in the amounts and on the dates set forth on Schedule 2.06(b) of the Agreement referenced below, with a final installment to be due and payable on the Term Maturity Date and in the amount necessary to repay in full the unpaid principal balance hereof.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of the Term Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in that certain Credit Agreement, dated as of December 14, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between the Borrower and the Lender. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds to the Lender’s account specified in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is the “Term Note” referred to in the Agreement and is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Term Note is also entitled to the benefits of any Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

COPART, INC., as the Borrower

By:

Name:

Title:

B-2-1 Form of Term Note

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2-2 Form of Term Note

EXHIBIT C

FORM OF FINANCIAL STATEMENT CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of December 14, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between Copart, Inc., a California corporation (the “Borrower”,), and Bank of America, N.A. (the “Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [___________________] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

[Use following paragraph for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited consolidated financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of [______________], together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph for fiscal quarter-end financial statements]

Attached hereto as Schedule 1 are the unaudited consolidated financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of [______________]. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, ____.

Copart, Inc.

By:

Name:

Title:

C-1 Form of Financial Statement Certificate

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [___________]

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 14, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between Copart, Inc., a California corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _______________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

1. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the financial statements delivered for the period ended [____________].

2. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

–or–

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

4. There has been no change in the status of any of the Borrower’s Subsidiaries as a Domestic Subsidiary, a Material Domestic Subsidiary or a Foreign Subsidiary, in each case as set forth in Part (a) of the Restated Disclosure Schedule, other than [________________________].

D-1 Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, ____.

Copart, Inc.

By:

Name:

Title:

D-2 Form of Compliance Certificate

For the fiscal quarter and Test Period ended __________________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Section 7.11(a) – Consolidated Total Leverage Ratio
A. Consolidated Funded Indebtedness at Statement Date:	$__________
B. Consolidated EBITDA for the Test Period ending on the Statement Date (Line II.A.10 below):	$__________
C. Consolidated Total Leverage Ratio for covenant compliance purposes (Line I.A ÷ Line I.B):	___ : 1.00
Maximum Permitted	2.00 : 1.00
Compliance: 5 Yes 5 No
II. Section 7.11(b) – Consolidated Fixed Charge Coverage Ratio
A. Consolidated EBITDA for the Test Period ending on the Statement Date:
1. Consolidated Net Income for such Test Period:	$________
2. Consolidated Interest Charges for such Test Period:	$________
3. Income taxes for such Test Period:	$________
4. Depreciation expenses for such Test Period:	$________
5. Amortization expenses for such Test Period:	$________
6. Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$________
7. Non-cash charges or expenses related to equity plans or stock option awards for such Test Period:	$________
8. Income tax credits for such Test Period:	$________
9. Non-cash additions to Consolidated Net Income for such Test Period:	$________
10. Consolidated EBITDA for such Test Period (Lines II.A.1+2+3+4+5+6+7-8-9):	$________
D-3 Form of Compliance Certificate

B. Cash taxes paid by the Borrower and its consolidated Subsidiaries for the Test Period ending on the Statement Date:	$________
C. Consolidated Interest Charges for the Test Period ending on the Statement Date:	$________
D. Consolidated Scheduled Debt Amortization for the Test Period ending on the Statement Date:	$________
E. Consolidated Fixed Charge Coverage Ratio for covenant compliance purposes ((Line II.A.10 less Line II.B) ÷ (Line II.C + Line II.D)):	___ : 1.00
Minimum Permitted:	2.00 : 1.00
Compliance: 5 Yes 5 No
III. Consolidated Net Leverage Ratio
A. Consolidated Net Indebtedness at Statement Date:	$__________
B. Consolidated EBITDA for the Test Period ending on the Statement Date (Line II.A.10 above):	$__________
C. Consolidated Net Leverage Ratio for pricing purposes (Line III.A ÷ Line III.B):	___ : 1.00
Pricing Level	[_____]
IV. 7.12 Limit on Capital Expenditures (if applicable)
A. Aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during the current Limitation Period:	$__________
B. Available portion of the Annual Expenditure Limit with respect to the current Limitation Period (i.e., such Annual Expenditure Limit less the sum of the aggregate amount of consideration paid by the Borrower and its Subsidiaries in connection with Annual Restricted Payments, Permitted Acquisitions and Other Investments made, declared or paid during such Limitation Period):	$__________
C. Excess (deficiency) for covenant compliance purposes:	$__________
Compliance: 5 Yes 5 No
V. Section 7.13 – Loan Parties’ Consolidated Total Assets and Consolidated EBITDA
A. Percentage of Consolidated Total Assets owned by the Borrower and the Guarantors as of the Statement Date:	__%
Minimum Required:	80%

D-4 Form of Compliance Certificate

Compliance: 5 Yes 5 No
B. Percentage of Consolidated EBITDA attributable to the Borrower and the Guarantors as of the Statement Date and with reference to the Test Period ending on the Statement Date:	__%
Minimum Required:	80%
Compliance: 5 Yes 5 No

D-5 Form of Compliance Certificate

EXHIBIT E

FORM OF GUARANTOR CONSENT

CONSENT AND AGREEMENT OF GUARANTORS

Each of the undersigned, in its capacity as a Guarantor, acknowledges receipt of the Credit Agreement, dated as of December 14, 2010, between Copart, Inc., a California corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”) (the “Agreement”, the terms defined therein being used herein as therein defined), which Agreement is being entered into in connection with the Amendment and Restatement of the Existing Credit Agreement. Each of the undersigned, in its capacity as a Guarantor, further acknowledges that its consent to the Amendment and Restatement of the Existing Credit Agreement is not required, but each of the undersigned nevertheless does hereby consent to the Amendment and Restatement of the Existing Credit Agreement and to any documents and agreements referred to in the Agreement with reference to such Amendment and Restatement. Nothing herein shall in any way limit any of the terms or provisions of the Guaranty dated as of March 6, 2008, of the undersigned executed by the undersigned in the Lender’s favor (whether originally or pursuant to a Guaranty Accession) pursuant to the terms of the Existing Credit Agreement, or any other Loan Document executed by the undersigned (as the same may be amended from time to time), all of which are hereby ratified and affirmed in all respects.

(Remainder of page intentionally left blank; signature pages follow)

E-1 Guarantor Consent

IN WITNESS WHEREOF, the parties hereto have duly executed this Consent and Agreement of Guarantors as of December 14, 2010.

GUARANTORS:

COPART-DALLAS, INC., as a Guarantor

By:

Name:

Title:

E-2 Guarantor Consent

COPART-HOUSTON, INC., as a Guarantor

By:

Name:

Title:

E-3 Guarantor Consent

COPART OF ARIZONA, INC., as a Guarantor

By:

Name:

Title:

E-4 Guarantor Consent

COPART OF CONNECTICUT, INC., as a Guarantor

By:

Name:

Title:

E-5 Guarantor Consent

COPART OF FLORIDA, INC., as a Guarantor

By:

Name:

Title:

E-6 Guarantor Consent

COPART OF KANSAS, INC., as a Guarantor

By:

Name:

Title:

E-7 Guarantor Consent

COPART OF LOUISIANA, INC., as a Guarantor

By:

Name:

Title:

E-8 Guarantor Consent

COPART OF MISSOURI, INC., as a Guarantor

By:

Name:

Title:

E-9 Guarantor Consent

COPART OF TENNESSEE, INC., as a Guarantor

By:

Name:

Title:

E-10 Guarantor Consent

COPART OF WASHINGTON, INC., as a Guarantor

By:

Name:

Title:

E-11 Guarantor Consent

DALLAS COPART SALVAGE AUTO AUCTIONS LIMITED PARTNERSHIP, as a Guarantor

By:

Name:

Title:

E-12 Guarantor Consent

HOUSTON COPART SALVAGE AUTO AUCTIONS LIMITED PARTNERSHIP, as a Guarantor

By:

Name:

Title:

E-13 Guarantor Consent

VB2, INC., as a Guarantor

By:

Name:

Title:

E-14 Guarantor Consent